INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Gottschalks Inc.
Fresno, California

We have audited the accompanying balance sheets of Gottschalks Inc. as of January 29, 1994 and January 30, 1993, and the related statements of operations, stockholders' equity and cash flows for the years then ended. Our audits also included the financial statement schedules for the years ended January 29, 1994 and January 30, 1993 listed in the Index at Item 14(a)(2). These financial statements and the financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the fiscal 1993 and 1992 financial statements present fairly, in all material respects, the financial position of Gottschalks Inc. as of January 29, 1994 and January 30, 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. Also, in our opinion, the fiscal 1993 and 1992 financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As emphasized in Note 9 to the financial statements, class action lawsuits have been filed against the Company. The ultimate outcome of these lawsuits cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of these lawsuits has been made in the financial statements.


DELOITTE & TOUCHE

Fresno, California
March 17, 1994
(March 30, 1994 as to Notes 2 and 4 and
 April 13, 1994 as to the second paragraph of Note 3)





Stockholders and Board of Directors
Gottschalks Inc. and Subsidiaries

We have audited the accompanying consolidated statements of income, stockholders' equity and cash flows of Gottschalks Inc. and subsidiaries for the year ended February 1, 1992. Our audit also included the financial statement schedules for the year ended February 1, 1992, listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Gottschalks Inc. and subsidiaries for the year ended February 1, 1992, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules for the year ended February 1, 1992, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                       ERNST & YOUNG


Fresno, California
March 24, 1992


GOTTSCHALKS INC.

BALANCE SHEETS
(In thousands of dollars)
                                              January 29,   January 30,                                              ASSETS (Note 4)
                                                 1994          1993

CURRENT ASSETS:
  Cash                                         $  1,213       $  1,106
  Receivables held for securitization
    and sale (Note 2)                            40,000
  Receivables:
    Trade accounts, less allowances of
      $1,248 in 1993 and $1,233 in 1992
      (Note 2)                                   21,460         59,508
    Vendor claims, less allowances of
      $300 in 1993 and $325 in 1992               3,976          2,844
                                                 25,436
   Merchandise inventories                       60,465         58,777
   Refundable income taxes and deferred
    tax assets (Note 7)                           4,212          3,992
   Other                                          8,361          4,837
         Total current assets                   139,687        131,064

PROPERTY AND EQUIPMENT (Note 5):
   Land and land improvements                    19,578         18,562
   Buildings and leasehold improvements          48,743         44,425
   Fixtures and equipment                        44,581         41,366
   Buildings under capital leases                15,513         15,513
   Construction in progress                         420          3,142

   Less accumulated depreciation and
    amortization                                 32,439         27,075
                                                 96,396         95,933

OTHER ASSETS:
   Notes receivable                               2,847          3,680
   Goodwill, less accumulated amortization
     of $796 in 1993 and $680 in 1992             1,602          1,718
   Other                                          7,798          7,515
                                                 12,247         12,913

                                               $248,330       $239,910




See notes to financial statements.

[CAPTION]

GOTTSCHALKS INC.

BALANCE SHEETS
(In thousands of dollars)
                                              January 29,   January 30,
                                                1994           1993
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving line of credit (Note 4)            $ 49,700       $ 55,100
  Bank overdraft                                  5,625          3,851
  Trade accounts payable                         13,226         11,560
  Accrued expenses                               14,713         15,187
  Taxes, other than income taxes                  6,995          6,523
  Accrued payroll and related liabilities         5,013          5,035
  Current portion of long-term obligations
    (Notes 4 and 5)                              12,268         16,981

          Total current liabilities             107,540        114,237

LONG-TERM OBLIGATIONS (less current portion)
  (Notes 4 and 5):
  Notes and bonds payable                        21,508          4,471
  Capitalized lease obligations                   9,985         10,521
                                                 31,493         14,992

DEFERRED INCOME TAXES (Note 7)                    6,022          6,073

DEFERRED LEASE PAYMENTS AND OTHER (Note 5)        4,298          3,679

DEFERRED INCOME:
  Contributed assets                             16,394         15,905
  Gain on sale/leaseback                            465            495
                                                 16,859         16,400

COMMITMENTS AND CONTINGENCIES (Notes 3,5 and 9)

STOCKHOLDERS' EQUITY (Notes 4 and 8):
  Preferred stock, par value of $.10 per
    share; 2,000,000 shares authorized;
    none issued
  Common stock, par value of $.01 per
    share; 30,000,000 shares authorized;
    10,411,332 and 10,410,757 issued                104            104
  Additional paid-in capital                     56,021         56,098
  Retained earnings                              25,993         28,666
                                                 82,118         84,868
  Less common stock in treasury, 35,000
    shares at cost in 1992                                        (339)
                                                 82,118         84,529
                                               $248,330       $239,910

See notes to financial statements.

GOTTSCHALKS INC.

STATEMENTS OF OPERATIONS
(In thousands of dollars, except per share data)

                                              1993       1992       1991

Net sales                                   $342,417   $331,133   $314,633
Service charges and other income               8,938      9,458     10,830
                                             351,355    340,591    325,463
Cost and expenses (Notes 5 and 6):
  Cost of sales                              233,252    226,319    210,435
  Selling, general and administrative
    expenses                                 104,138    105,044     96,144
  Depreciation and amortization                5,877      6,408      5,503
  Interest expense (Note 4)                    8,524      6,965      6,793
  Provision for unusual items (Note 3)         3,427      7,852
                                             355,218    352,588    318,875
       Income (loss) before income
       tax expense (benefit)                  (3,863)   (11,997)     6,588

Income tax expense (benefit)(Note 7)          (1,190)    (4,006)     2,528

       Net income (loss)                    $ (2,673)  $ (7,991)  $  4,060

Net income (loss) per common share          $   (.26)  $   (.77)  $    .41




See notes to financial statements.


GOTTSCHALKS INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
(In thousands of dollars, except share data)
                                         Additional
                          Common Stock     Paid-In   Retained  Treasury
                        Shares    Amount   Capital   Earnings   Stock   Total
BALANCE,
  FEBRUARY 2, 1991    8,071,197   $ 81    $23,297   $32,597            $55,975
  Net income                                          4,060              4,060
  Issuance of common
    stock             2,230,500     22     32,378                       32,400
  Issuance of common
    stock under
    employee stock
    purchase plan        26,123              365                           365
  Issuance of common
    stock pursuant to
    nonqualified stock
    options             115,250      1     1,010                         1,011
  Issuance of common
    stock pursuant to
    incentive stock
    options              42,976      1       496                           497
  Shares purchased and
    retired             (78,519)    (1)   (1,767)                        (1,768)
  Compensation expense
    related to stock
    option plan                              180                            180

BALANCE,
  FEBRUARY 1, 1992   10,407,527    104    55,959    36,657               92,720
  Net loss                                          (7,991)              (7,991)
  Issuance of common
    stock pursuant to
    nonqualified stock
    options               4,000               29                             29
  Shares purchased and
    retired                (770)              (8)                            (8)
  Compensation expense
    related to stock
    option plan                              118                            118
  Purchase of 35,000
    shares of treasury
    stock                                                       $ (339)    (339)

BALANCE,
  JANUARY 30, 1993    10,410,757    104    56,098    28,666       (339)  84,529
  Net loss                                           (2,673)             (2,673)
  Issuance of common
    stock pursuant to
    nonqualified stock
    options                1,500               10                            10
  Shares purchased and
    retired                 (925)              (7)                           (7)
  Compensation expense
    related to stock
    option plan                                85                            85
  Reduction to compensation
    expense resulting from
    forfeitures of stock
    options                                  (128)                         (128)
  Purchase of 20,000 shares
    of treasury stock                                             (166)    (166)
  Sale of 55,000 shares of
    treasury stock                            (37)                 505      468

BALANCE,
  JANUARY 29, 1994    10,411,332    $104  $56,021   $25,993     $    0  $82,118




See notes to financial statements.


GOTTSCHALKS INC.

STATEMENTS OF CASH FLOWS
(In thousands of dollars)
                                               1993         1992       1991
OPERATING ACTIVITIES:
Net income (loss)                          $ (2,673)    $ (7,991)  $  4,060
Adjustments:
   Depreciation and amortization              6,352        6,372      5,503
   Deferred income taxes                       (236)      (2,810)     1,247
   Deferred lease payments and other            619          372        380
   Deferred income                             (556)        (494)      (542)
   Compensation expense (credit)
     related to stock option plan               (43)         118        180
   Provision for credit losses                 2,164       2,557      3,162
   Equity in losses of limited
     partnership                                 228          224
   Net (gain) loss from sale of assets            37            7      (948)
   Changes in operating assets and
     liabilities:
      Receivables                             (5,248)        (484)    (5,279)
      Merchandise inventories                 (1,061)       4,674    (11,004)
      Other current and long-term assets      (4,142)      (1,882)    (7,988)
      Other current and long-term
        liabilities                            3,416        5,495     11,147

        Net cash provided by (used in)
          operating activities                (1,143)       6,158        (82)

INVESTING ACTIVITIES:
   Purchases of property and equipment        (5,456)     (12,078)   (13,023)
   Proceeds from sale/leaseback arrangements
     and other property and equipment sales       13        1,359        842
   Investment in limited partnership                                  (1,413)

        Net cash used in investing
          activities                          (5,443)     (10,719)   (13,594)

FINANCING ACTIVITIES:
   Proceeds from revolving line of credit
     and long-term borrowings                113,741      124,578    125,956
   Principal payments on revolving line of
     credit and long-term borrowings        (107,353)    (121,930)  (143,231)
   Issuance of common stock                                           33,776
   Issuance of common stock pursuant to
     stock option plans                           10           29
   Retirement of common stock pursuant
     to stock option plan                         (7)          (8)      (881)
   Purchases of common stock for treasury       (166)        (339)
   Proceeds from sale of treasury stock          468

        Net cash provided by financing
          activities                           6,693        2,330     15,620

INCREASE (DECREASE) IN CASH                      107       (2,231)     1,944
CASH AT BEGINNING OF YEAR                      1,106        3,337      1,393

CASH AT END OF YEAR                         $  1,213     $  1,106   $  3,337

See notes to financial statements.

GOTTSCHALKS INC.
NOTES TO FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fiscal Year - The Company's fiscal year ends on the Saturday nearest January 31. Fiscal years 1993, 1992 and 1991 ended on January 29, 1994, January 30, 1993 and February 1, 1992, respectively. Each of the three years contained 52 weeks.

     Receivables Held for Securitization and Sale - Certain of the Company's customer credit receivables were securitized and sold on March 30, 1994. This amount has been classified as receivables held for securitization and sale at January 29, 1994. Such receivables are reported at the lower of aggregate cost or aggregate market value.

     Trade Accounts Receivable - Trade accounts receivable,
     excluding amounts classified as held for securitization and
     sale, consists of revolving charge accounts with terms which,    in
     some cases, provide for payments exceeding one year. In accordance with usual industry practice such receivables are included in current assets. Service charge revenues were $8,100,000, $8,578,000 and $8,963,000 in 1993, 1992 and 1991,
     respectively.

     The Company maintains reserves for possible credit losses on its receivables, including receivables held for securitization and sale, and such losses have consistently been within management's expectations.

     Concentrations of Credit Risk - The Company has twenty-seven department stores and twenty-three specialty stores with locations throughout California and in Tacoma, Washington and Klamath Falls, Oregon. The Company extends credit to individual customers based on their credit worthiness and generally requires no collateral from such customers. Concentrations of credit risk with respect to the Company's accounts receivable are limited due to the large number of customers comprising the Company's customer base.

     Inventories -   Inventories, which consist of merchandise held
     for resale, are valued by the retail method and are stated at last-in, first-out (LIFO) cost, which is not in excess of market. Current cost, which approximates replacement cost, under the first-in, first-out (FIFO) method exceeded the LIFO value of inventories by $3,202,000 at January 29, 1994 and $2,233,000 at January 30, 1993.

     The Company includes in inventory the capitalization of certain indirect purchasing, merchandise handling and inventory storage costs to better match sales with these related costs.

     Property and Equipment - Property and equipment is stated on the basis of cost or appraised value as to certain contributed land. Depreciation and amortization is computed by the straight-line method for financial reporting purposes over the
     estimated useful lives of the assets, which range from 20 to     40
     years for buildings, land improvements and leasehold   improvements
     and 5 to 15 years for fixtures and equipment.     Amortization of
     buildings under capital leases is computed by     the straight-line
     method over the life of the lease and is     combined with
     depreciation in the statements of operations.

     Pre-opening Costs - Pre-opening costs, net of accumulated amortization, amounting to $31,000 at January 29, 1994 and $242,000 at January 30, 1993, are included in other current assets. Pre-opening costs represent certain expenditures incurred prior to the opening of new stores that are deferred and amortized on a straight-line basis over a twelve month period commencing with the store opening.

     Notes Receivable - Notes receivable consist of amounts due from the sale of land and buildings by the Company. The notes are collateralized by a first or second priority interest in the property sold, bear interest at rates of 9.0% or 10.0% and have various maturity dates ranging from June 1994 through May 1998.

     The Company recognized a gain of $960,000 on the sale of land not being used in operations in 1991 and included such amount in service charges and other income.

     Investment in Limited Partnership - The Company is the limited partner in a partnership that was formed for the purpose of acquiring the land and constructing and maintaining the building in which the Company's corporate headquarters are located. The Company made an initial capital contribution of $5,000,000 to acquire a 36% ownership interest in the partnership in 1991. Under the provisions of the partnership agreement, the Company also received favorable rental terms for the space occupied in the building. Of the initial $5,000,000 capital contribution, $1,413,000 was allocated to the investment in limited partnership based on the estimated fair market value of the land and building. The remaining
     $3,587,000 was allocated to prepaid rent and is being amortized to rent expense over the 20 year lease term.

     The Company accounts for its investment on the equity method of accounting. As of January 29, 1994 and January 30, 1993, the investment was $961,000 and $1,189,000, respectively, and prepaid rent, net of accumulated amortization, was $3,005,000 and $3,255,000, respectively, and such amounts are included in other long-term assets. The Company's equity in losses of the partnership were $228,000 in 1993 and $224,000 in 1992 and are included in service charges and other income.

     Goodwill - The excess of acquisition costs over the fair value of the net assets acquired is amortized on a straight-line basis over 20 years.

     Deferred Income - Contributed Assets - The Company receives donations of land and cash as incentive to construct new stores. Land contributed to the Company is included in land and recorded at appraised fair market values. Contributed land and cash is recorded as deferred income and amortized to income over the average depreciable life of the related fixed assets built on the land with respect to locations that are owned by the Company and over the terms of the related building leases with respect to locations that are leased by the Company, ranging from 32 to 70 years. Contributed land with an appraised fair market value of $1,015,000 was received in 1993 as incentive to construct a new store in Hanford, California (opened in March 1993). No contributions of land or cash were received in 1992.

     Leased Department Sales - Included in net sales are leased department sales of $25,324,000, $23,424,000 and $20,781,000 in 1993, 1992 and 1991, respectively. Included in cost of sales are related costs of $21,825,000, $20,061,000 and $17,751,000 in 1993, 1992 and 1991, respectively.

     Income Taxes - Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities and are measured at the tax rates that are anticipated to be in effect when the differences reverse. The Company adopted Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" in 1991. Accordingly, deferred tax expense (benefit) is determined by the change in the net asset and liability for deferred income taxes.

     Net Income (Loss) Per Common Share - Net income (loss) per common share has been computed based on the weighted average number of common shares outstanding which were 10,377,201, 10,410,162 and 9,797,505 in 1993, 1992 and 1991, respectively.
     The effect of common stock equivalents under the stock option plans were antidilutive in 1993 and 1992 and insignificant in 1991.

     Non-Cash Transactions - The Company received donations of land with appraised fair market values of $1,015,000 in 1993 and $1,921,000 in 1991 as incentive to construct new stores. Past service costs of $893,000 were recorded during

     1991 pursuant to a non-qualified post-employment retirement plan for four former employees. Company common stock was repurchased and retired during 1991 as repayment on receivables of $390,000 due from certain officers.

     Fair Value of Financial Instruments - Financial Accounting Standards (SFAS) No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the estimated fair value of financial instruments. The carrying value of the Company's cash, receivables held for securitization and sale, trade receivables and payables, notes receivable and revolving line of credit approximates their estimated fair values. The fair value of the Company's notes and bonds payable is estimated based on the obligations with similar terms and remaining maturities. The estimated fair value of the Company's notes and bonds payable with a carrying value of $33,159,000 at January 29, 1994 is $34,297,000.

     Reclassifications - Certain amounts in the accompanying 1992 financial statements have been reclassified to conform with the 1993 presentation.

2.   SECURITIZATION AND SALE OF RECEIVABLES

     On March 30, 1994, the Company sold certain of its customer credit card accounts receivable, together with rights to all collections and recoveries on such receivables, in connection with an asset-backed securitization program. In connection with the securitization program, the receivables were sold at par value, without recourse, to a newly formed wholly-owned special purpose subsidiary, Gottschalks Credit Receivables Corporation ("GCRC"). GCRC subsequently transferred and conveyed the receivables to a newly formed trust, Gottschalks Credit Card Master Trust (the "Trust"). Subsequent to March 30, 1994 and through September 30, 1998, all receivables will automatically be sold to GCRC and conveyed to the Trust. The Company will continue to service and administer the receivables in return for a monthly servicing fee.

     On March 30, 1994, the Trust sold undivided ownership interests in the receivables through the issuance of $40,000,000 principal amount 7.35% Fixed Base Class A-1 Credit Card Certificates (the "Fixed Base Certificates"), to third-party investors. The Trust also issued a Subordinated Certificate to GCRC in the amount of $7,620,000, and an Exchangeable Certificate in the amount of $4,640,000 representing GCRC's retained interest in the receivables as of that date. The Trust has also been authorized to issue up to $15,000,000 Variable Base Class A-2 Credit Card Certificate (the "Variable Base Certificate"), although no such issuance has yet occurred. The

     Variable Base Certificate will bear interest at a LIBOR-based variable rate to be determined at issuance, not to exceed 12%. In addition to the Fixed and Variable Base Certificates, GCRC may, upon the satisfaction of certain conditions, offer additional series of certificates to be issued by the Trust.

     The proceeds from the securitization and sale of the receivables, amounting to $40,000,000, were used to pay off the notes payable to financial institution (Note 4), reduce total outstanding borrowings on the Company's line of credit arrangement (Note 4) and pay certain costs incurred in relation to the securitization program.

 3.  PROVISION FOR UNUSUAL ITEMS

     The Company was the subject of a federal criminal
     investigation relating to an employee benefit plan deduction
     (the "VEBA deduction") of $3,674,000 on its 1985 federal tax return and certain financial reporting practices. In July 1992 the Company pled guilty to certain criminal charges and paid fines in order to settle all federal criminal matters relating to the tax deduction and certain reports and registration statements filed by the Company with the Securities and
     Exchange Commission. Fines paid related to criminal aspect of these matters, totaling $1,500,000, are included in the
     provision for unusual items in the 1992 statement of   operations.

     On April 13, 1994 the Company reached an agreement with the Commissioner of the Internal Revenue to settle all pending civil
     matters related to the VEBA deduction. Pursuant to the      terms
     of the agreement, the VEBA deduction on the Company's  1985 federal
     tax return was disallowed. Such deduction was,    however, allowed
     in subsequent years. In connection with the  agreement, the Company
     paid a tax deficiency, interest and     penalties amounting to
     $2,282,000. These amounts are included  in the provision for
     unusual items in the 1993 and 1992      statements of operations.
     In connection with the government's     criminal and civil
     investigation, the Company incurred     $1,768,000 and $1,992,000
     of legal and accounting fees during     the years ended January 29,
     1994 and January 30, 1993,  and    such fees are included in the
     provision for unusual items in     the 1993 and 1992 statements of
     operations.

     On April 22, 1993, F&N Acquisition Corporation ("F&N") obtained a partial summary judgment against the Company for breach of an agreement to purchase a former Frederick and Nelson store location in Spokane, Washington. The partial summary judgement was subsequently affirmed in September 1993 by the United
     States District Court for the Western District of Washington. Pursuant to the provisions of the judgment, the Company was ordered to pay F&N damages of $3,038,000. Management's estimate of amounts that may be ultimately payable under the judgement and legal fees related to this matter are included in the provision
     for unusual items in the 1993 and 1992 statements of   operations.
     The Company is continuing to pursue the matter    vigorously and an
     appeal of the court's judgment is presently  pending before the
     United States Court of Appeals for the Ninth      Circuit.

     The Company is party to three civil lawsuits related to the VEBA deduction, the Company's financial reporting practices and the Company's guilty pleas (Note 9). Included in the provision for unusual items in the 1993 statement of operations are legal fees related to the lawsuits.

     The Company has recorded an aggregate of $3,427,000 and $7,852,000 in the provision for unusual items in the 1993 and 1992 statements of operations for the above described matters.

4.   LONG-TERM OBLIGATIONS AND REVOLVING LINE OF CREDIT

     On March 30, 1994, the Company entered into a "1994 Amended and Restated Credit Agreement" with Wells Fargo Bank, N.A., ("Wells Fargo") in connection with the refinancing of certain of its existing short and long-term financing arrangements. Pursuant to the terms of the Wells Fargo agreement, the Company repaid all outstanding borrowings under its existing revolving line of credit facility with Wells Fargo and Wells Fargo provided the Company with a $6,000,000 term loan. The term loan, a 90-day note, due on June 28, 1994, bears interest at a rate of 10.0%. Certain provisions of the Company's term loan with Wells Fargo with an outstanding principal balance of $18,644,000 at January 29, 1994 were revised under the new agreement, primarily with respect to certain restrictive covenants and the collateralization of the note. The term loans are collateralized by a first priority security interest in certain real property assets and certain property and equipment of the Company, and by a second priority security interest in all of the Company's non-real property assets other than certain property and equipment. The Company's previous financing arrangement with Wells Fargo provided the Company with a revolving line of credit facility with an availability for borrowings of up to a maximum of $85,000,000, as limited to a restrictive borrowing base. At January 29, 1994, $49,700,000 was outstanding on the line of credit. Interest on outstanding borrowings was charged at a rate of 1% above the prime interest rate through March 30, 1994 (7.00% at January 29, 1994). The new agreement with Wells Fargo does not provide for a revolving line of credit arrangement.

     On March 30, 1994, the Company entered into a three-year financing arrangement with Barclays Business Credit, Inc.,

    ("Barclays") which provides the Company with a senior secured credit facility including a revolving line of credit of up to $35,000,000, as limited to a restrictive borrowing base, through March 30, 1997. The arrangement requires the Company to repay all outstanding borrowings on the line of credit for thirty consecutive days during the period of December 1 through January 31 of each year and provides for interest to be charged on outstanding borrowings at a rate equal to LIBOR plus 3.0%. The Company's obligation to Barclays is collateralized by a first priority security interest in all of the Company's non-real property assets, other than certain property and equipment, and a second priority security interest in certain real property assets of the Company, including certain property and equipment.

     The Wells Fargo and Barclays agreements contain various restrictive covenants including, but not limited to: restrictions on the payment of dividends, limitations of capital expenditures, maintenance of minimum quick, working capital, tangible net worth, total debt to tangible net worth and coverage ratios. In addition, the agreements require the maintenance of minimum adjusted earnings from operations and interest earned ratios and minimum inventory and payables turnover rates.

     In connection with the Barclays and Wells Fargo loan agreements, the Company has agreed to enter into additional long-term financing arrangements prior to June 30, 1994 and use the proceeds of such arrangements to repay the $6,000,000 term loan with Wells Fargo and to reduce the Company's outstanding indebtedness to Barclays by $5,000,000. The Company is currently evaluating several alternative financing sources including the issuance of a Variable Base Certificate under the asset-backed securitization program (Note 2), the sale and leaseback of certain property, fixtures and equipment of the Company and the mortgage of certain property of the Company. Management believes the new financing arrangements will be finalized prior to June 30, 1994.


     Notes and bonds payable consist of the following:

                                          January 29, January 30,
     (In thousands of dollars)               1994        1993
     Note payable to bank, payable in
       monthly installments of $193
       including interest at rates
       ranging from 9.0% to 12.0%,
       principal due and payable
       June 30, 1996; collateralized
       by certain real property,
       assets and certain property
       and equipment                       $18,644

     Notes payable to financial
       institution, payable in monthly
       principal installments of $61
       plus interest at rates ranging from
       9.0% to 12.0%, principal due
       and payable June 30, 1996;
       collateralized by certain real
       property assets and certain
       property and equipment               $10,633      $11,000

     Note payable to bank, due in
       monthly installments of $167
       to 1995 including interest at
       10.28%; collateralized by
       accounts receivable (paid in
       September 1993)                                     4,883

     Commercial Revenue Bonds, payable
       in monthly installments of $57
       including interest at 8.55%;
       principal due December 1, 1995;
       collateralized by land and
       building                               3,443        3,799

     Note payable to savings and loan,
       due in monthly installments to
       2001 including interest at 9.75%;
       collateralized by land and building
       (paid in April 1993)                                  664

     Other                                      439          612
                                             33,159       20,958
     Less current portion                    11,651       16,487

                                            $21,508      $ 4,471



     The notes payable to financial institution with an outstanding balance of $10,633,000 at January 29, 1994, were paid off by the Company on March 30, 1994 with proceeds from the previously described securitization and sale of certain of the Company's customer credit card accounts receivable (Note 2). Accordingly, the related debt is classified as current in the accompanying financial statements.

     The Commercial Revenue Bonds refer to City of San Luis Obispo Commercial Revenue Bonds, (E. Gottschalks & Co., Inc. Project) 1985 Series issued by the City of San Luis Obispo on December 1, 1985. The Company entered into a loan agreement with the City whereby the proceeds of the Bonds were used to finance the construction of the San Luis Obispo store.

     The scheduled annual principal maturities on all notes and bonds are $11,651,000, $3,487,000, and $18,021,000 for 1994 through 1996, respectively. The principal maturity in 1994 consists primarily of the outstanding balance of the notes  payable
     to financial institution amounting to $10,633,000 at   January 29,
     1994, which was repaid on March 30, 1994 with     proceeds from the
     securitization and sale of the Company's     receivables (Note 2).

     Debt issuance costs related to the Company's various financing arrangements are included in other current assets and deferred and amortized on a straight-line basis over the life of the related indebtedness. Deferred debt issuance costs, net of accumulated amortization, amounted to $1,441,000 at January 29, 1994 and $288,000 at January 30, 1993.

     Interest paid, net of amounts capitalized, was $9,197,000, $6,151,000 and $6,743,000 in 1993, 1992 and 1991, respectively.
     Capitalized interest expense was $46,000, $97,000 and $172,000 in 1993, 1992 and 1991, respectively.

5.   LEASES

     The Company leases certain retail department stores under capital leases that expire in various years through 2020. The Company also leases certain retail department stores, specialty stores, land, fixtures and equipment under noncancelable operating leases that expire in various years through 2018. Certain of the leases have renewal options ranging from five to fifty-two years. In addition, certain of the leases provide for scheduled rent increases over the lease terms. The Company recognizes the related rental expense on a straight-line basis and records the difference between the expense charged to operations and amounts payable under the leases as deferred lease payments. Deferred lease payments were $4,157,000 at January 29, 1994 and $3,631,000 at January 30, 1993.

     Future minimum lease payments by year and in the aggregate, under capital leases and noncancelable operating leases with initial or remaining terms of one year or more consist of the following at January 29, 1994:

                                       Capital     Operating
(In thousands of dollars)              Leases       Leases
   1994                               $ 1,638     $  9,327
   1995                                 1,430        9,224
   1996                                 1,430        8,661
   1997                                 1,430        8,086
   1998                                 1,430        7,992
   Thereafter                          13,722       97,468
   Total minimum lease payments        21,080     $140,758

   Amount representing interest       10,478

   Present value of minimum lease
     payments (including $617
     classified as current)          $10,602

Rental expense consists of the following:


(In thousands of dollars)          1993         1992       1991
Operating leases:
  Buildings:
    Minimum rentals          $ 7,472      $ 7,182    $ 6,075
    Contingent rentals         1,118        1,154      1,125
  Fixtures and equipment       2,893        2,613      2,153
                              11,483       10,949      9,353
  Contingent rentals on
    capital leases               581          743        742
                             $12,064      $11,692    $10,095

     Certain of the Company's lease agreements for stores contain provisions for the payment of contingent rentals which are based on a percentage of sales in excess of specified amounts.

     One of the Company's lease agreements contains a restrictive covenant pertaining to the debt to tangible net worth ratio with which the Company was in compliance at January 29, 1994.

6.   EMPLOYEE BENEFIT PLANS

     The Company has a Retirement Savings Plan (Plan) which
     qualifies as an employee retirement plan under Section 401(k) of the Internal Revenue Code. Full-time employees meeting certain
     requirements are eligible to participate in the Plan.       Under
     the Plan, employees may elect to have up to 10% of their
     salary deferred and deposited with a qualified trustee. Employees may choose between several investment funds including a Gottschalks Inc. Common Stock Fund. The Company, at the
     discretion of the Board of Directors, may elect to match a portion or all of the employee's contributions to the Plan. All employee contributions into the Plan are 100% vested while the employer
     matching contributions vest at the rate of one-   third per year
     over three years. The Company recognized     $271,000, $471,000 and
     $475,000 in expense relating to this    Plan in 1993, 1992 and
     1991.

     A Voluntary Employee Beneficiary Association (VEBA) trust has been established by the Company for the purpose of funding health, accident, death, disability, dental, vision, vacation, holiday and sick pay. The Company paid benefits on behalf of the VEBA in 1993, 1992 and 1991 and accordingly, did not fund the VEBA during those years.

7.   INCOME TAXES

     The components of income tax expense (benefit) are as follows:

     (In thousands of dollars)      1993        1992        1991
     Current:
        Federal                   $  (955)    $(1,198)   $  927
        State                           1           2       354
                                     (954)     (1,196)    1,281
     Deferred:
        Federal                      (130)     (2,105)    1,125
        State                        (106)       (705)      122
                                     (236)     (2,810)    1,247

                                  $(1,190)    $(4,006)   $2,528


     The principal sources of temporary differences and the
related tax effect of each which increase (reduce) deferred
taxes in determining the provision (benefit) for income     taxes
are as follows:



     (In thousands of dollars)      1993        1992        1991
      Net operating loss
        carryforwards             $(2,532)    $(1,752)
      Accrued litigation costs       (984)       (980)
      Workers' compensation           788        (664)
      Depreciation expense            683         922    $  904
      Alternative minimum tax         660         122    (1,122)
      Deferred income                 635         147
      State income taxes              474         (90)
      Accounting for leases           368         422       942
      Accrued employee benefits       347        (158)
      Installment sales              (229)         (6)      510
      Vacation and health claims        7        (879)
      Other items, net               (453)        106        13
                                  $  (236)    $(2,810)   $1,247



The principal components of deferred tax assets and liabilities
(in thousands of dollars) are as follows:

                                      January 29,              January 30,
                                         1994                    1993
                                 Deferred   Deferred     Deferred   Deferred
                                   Tax        Tax           Tax        Tax
                                 Assets   Liabilities    Assets   Liabilities
Current:
          Accrued litigation
            costs                $ 1,964                 $   980
          Vacation and health
            claims                   872                     879
          Credit losses              532                     534
          Accrued employee
            benefits                 173                     520
          State income taxes         208
          LIFO inventory reserve            $ (1,800)               $ (1,606)
          Worker's compensation                 (124)        664
          Supplies inventory                    (874)                 (1,150)
          Other items, net         1,023        (973)        578        (581)
                                   4,772      (3,771)      4,155      (3,337)
        Long-Term:
          Net operating loss
            carryforwards          4,383                   1,851
          General business
            credits                1,241                     802
          Alternative minimum
            tax                      624                   1,284
          State income taxes                                 682
          Depreciation expense                (7,975)                 (7,292)
          Accounting for leases      463      (3,265)        427      (2,861)
          Deferred income                     (1,135)                   (500)
          Installment sales                     (607
          Other items, net           485        (236)        623        (476)
                                   7,196     (13,218)      5,669     (11,742)
                                 $11,968    $(16,989)    $ 9,824    $(15,079)

     Income tax expense (benefit) varies from the amount computed by applying the statutory federal income tax rate to the income (loss) before income taxes. The reasons for this difference are as follows:

                                   1993         1992        1991
      Statutory rate               (35.0)%     (34.0)%      34.0%
      Nondeductible penalties        3.7         6.9
      Refunds for amended returns               (5.7)
      Amortization of goodwill       1.0          .3          .6
      Targeted jobs tax credit                              (1.6)
      State income taxes, net of
        federal income tax benefit  (2.0)       (3.4)        4.6
      Other items, net               1.5         2.5          .8
      Effective rate               (30.8)%     (33.4)%      38.4%



     The Company received income tax refunds, net of payments, of $921,000 and $136,000 in 1993 and 1992. The Company made income tax payments, net of refunds, of $2,735,000 in 1991. Income tax refunds receivable were $3,211,000 at January 29, 1994 and $3,174,000 at January 30, 1993. The Company has net operating loss carryforwards of $10,758,000 at January 29, 1994 that expire in the years 2008 and 2009.

8.   STOCK OPTION PLANS

     The Company has an Employee Incentive Stock Option Plan (the
     "ISO Plan") and an Employee Nonqualified Stock Option Plan (the "Nonqualified Plan").

     The ISO Plan provided for the grant of options to three key officers of the Company to purchase up to 160,000 shares of the Company's common stock at a price equal to 100% or 110% of the market value of the common stock on the date of grant. All options
     under the ISO Plan must be exercised within five years      of the
     date of grant.  At January 29, 1994, a total of 40,246      options
     were exercisable at a price of $10.73 per share.

     The Nonqualified Plan provided for the grant of options to purchase up to 510,000 shares of the Company's common stock to certain officers and key employees. Options granted under this Plan generally become exercisable at a rate of 25% of each year beginning on or one year after the grant date. The options are exercisable on a cumulative basis and expire no later than four or five years from the date of grant. Compensation expense related to this Plan of $85,000, $118,000 and $180,000 has been recognized by the Company in 1993, 1992 and 1991, respectively. At January 29, 1994, a total of 160,000 options were exercisable at prices ranging from $7.00 to $14.00 per share.

     A summary of stock option activity related to the Company's stock option plans follows:

                             Nonqualified Plan             ISO Plan
                             Shares   Option Price   Shares   Option Price
Outstanding at
February 2,
   1991                    144,750  $4.00 to $ 7.00  124,776  $ 9.75 to $15.54

   Granted                 187,000      $14.00
   Exercised              (115,250) $4.00 to $14.00  (42,976) $ 9.75 to $14.13

Outstanding at February 1,
   1992                    216,500  $4.00 to $14.00   81,800  $10.73 to $15.54

   Granted                  25,000      $ 7.00
   Exercised                (4,000) $4.00 to $14.00
   Cancelled               (31,000) $7.00 to $14.00  (15,810)     $12.65

Outstanding at January 30,
   1993                    206,500  $7.00 to $14.00   65,990  $10.73 to $15.54

   Granted                  40,000      $ 9.88
   Exercised                (1,500)     $ 7.00
   Cancelled               (55,000) $7.00 to $14.00  (25,744)     $15.54

Outstanding at January 29,
   1994                    190,000  $7.00 to $14.00   40,246      $10.73


9.   COMMITMENTS AND CONTINGENCIES

     The Company has supplied documents relating to the VEBA deduction and its guilty pleas to the Securities and Exchange Commission, which is conducting an investigation of the Company to determine whether violations of federal securities laws have occurred.

     In May 1993, a derivative action was filed by a stockholder
     against the former independent auditors for the Company,    certain
     present and former officers and consultants to the     Company and
     certain present and former directors of the  Company.  The
     complaint seeks to recover from the defendants    the money damages
     alleged to have been suffered by the Company      as a result of
     the VEBA deduction (see Note 3), as well as  other amounts.
     Additionally, class action complaints have been   filed in state
     and federal courts against the Company, the  defendants named in
     the derivative complaint and others. These   class action
     complaints seek money damages as a result of      alleged
     misrepresentations made in the Company's public   reports. In the
     opinion of management, the ultimate outcome of    these lawsuits
     cannot presently be determined. Accordingly, no   provision for any
     loss that may result upon resolution of these     lawsuits has been
     made in the financial statements.

     The Company, along with the general partner, is a guarantor for a note payable held by a limited partnership (Note 1) in which the  Company is the sole limited partner. The outstanding
     balance of the loan at January 29, 1994 is $11,699,000. Subject to the satisfaction of certain conditions, the Company's obligation under this guarantee may terminate in June 1994. Management
     believes the likelihood of loss under the guarantee    is remote.

     The Company issues letters of credit in the ordinary course of business pursuant to the terms of certain vendor contracts.
     As of January 29, 1994, the Company had outstanding letters of credit amounting to $1,281,000. Management believes the likelihood of non-performance under such contracts is remote.

     In addition to these matters and the matters discussed in Note 3 to the financial statements, the Company is party to legal proceedings and claims which arise during the ordinary course of business. In the opinion of management, the ultimate outcome of such litigation and claims will not have a material adverse effect on the Company's financial position or results of operations.

10.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The Company's unaudited quarterly results of operations for the years ended 1993 and 1992 reflect certain reclassifications to conform with year-end presentation. The following is a summary of the unaudited quarterly results of operations for 1993 and 1992 (in thousands, except per share data):

                                          1993
     Quarter Ended      May 1    July 31   October 30  January 29

     Net Sales         $65,833   $76,223    $75,747     $124,614
     Gross profit       20,861    23,714     24,877       39,713
     Income (loss)
       before income
       tax expense
       (benefit)        (5,724)   (3,857)    (2,807)       8,525
     Net income (loss)  (3,606)   (2,430)    (1,768)       5,131
     Net income (loss)
       per common share   (.35)     (.23)      (.17)         .49


                                          1992
     Quarter Ended     May 2    August 1  October 31 January 30

     Net Sales         $67,251   $75,000    $71,853     $117,029
     Gross profit       22,217    24,764     23,082       34,751
     Loss before
       income tax
       benefit          (2,502)   (3,969)    (3,149)      (2,377)
     Net loss           (1,539)   (3,019)    (1,937)      (1,496)
     Loss per
       common share       (.15)     (.29)      (.19)        (.14)


     The Company's quarterly results of operations for the three month period ended January 29, 1994 includes the following significant adjustments: (1) LIFO inventory reserve adjustment resulting in an increase to cost of sales of $969,000, (2) a charge to unusual items (Note 3) of $671,000 and (3) a decrease to workers' compensation and health insurance reserves of $869,000.

     The Company's quarterly results of operations for the three month period ended January 30, 1993 include the following significant adjustments: (1) LIFO inventory reserve adjustment resultiing in an increase to cost of sales of $1,509,000, (2) a charge to the unusual items (Note 3) of $4,968,000, (3) an adjustment to the Company's inventory shrinkage resulting in a reduction to cost of sales of $1,213,000, (4) an increase to 401(k) expense of $404,000, (5) a decrease to health insurance expense of $781,000, (6) an increase to bonuses of $744,000,
     (7) a decrease to certain advertising costs of $921,000 and (8) miscellaneous other adjustments resulting in a reduction of various expenses of $961,000.

                   **********